Exhibit 10.1
SEVERANCE AGREEMENT AND RELEASE OF CLAIMS
          This Severance Agreement and Release of Claims (“Agreement”) is between Gary L. Brewer (“Brewer”) and Robbins & Myers, Inc., with corporate offices at 51 Plum Street, Suite 260, Dayton, Ohio 45440, and other related groups and companies of Robbins & Myers, Inc., including the Process Solutions Group (“Robbins & Myers” or “Company”).
          Brewer and Robbins & Myers make this Agreement under the following circumstances:
          A. Brewer has been employed with the Company as Vice President and President of the Process Solutions Group.
          B. The Company has decided to terminate Brewer’s employment effective April 9, 2009.
          C. As a result, the Company has offered, and Brewer has agreed to, certain individualized severance benefits in connection with the decision to terminate his employment, and Brewer has agreed to release the Company from any and all claims arising out of his employment with the Company, including his employment termination.
          WHEREFORE, Robbins & Myers and Brewer agree as follows:
          1. EMPLOYMENT SEPARATION. Effective April 9, 2009, Brewer will terminate his employment with the Company, including his position as Vice President of Robbins & Myers and his position as President of the Process Solutions Group. Until April 9, 2009, Brewer will be considered an active employee of the Company with normal pay and benefits. In addition, effective April 9, 2009, Brewer resigns his position as an officer and/or director of any and all subsidiaries or affiliates of Robbins & Myers, Inc. in which he holds any such office.
          2. SEVERANCE PAY. The Company will pay to Brewer a total of $265,000.00 in severance pay (“Severance Amount”), which will be paid as follows: $130,000.00 on April 15, 2009 (or such later date upon which the seven (7) day revocation period set forth in paragraph 15(d) has expired) and $135,000.00 on October 15, 2009. The required withholding and other applicable payroll taxes will be deducted from such severance payments.
          3. MEDICAL AND OTHER HEALTH CARE COVERAGE. For the period of April 9, 2009 through April 30, 2010 (the “Benefit Period”), the Company will continue to provide Brewer, and his eligible dependents, with medical, dental, vision and EAP plan(s) coverage provided Brewer is not employed with an employer who provides comparable coverage to him. This medical, dental, vision and EAP plan(s) coverage will be provided to Brewer during the Benefit Period on the same terms and employee contribution basis as are in effect for active exempt employees of the Company. Required contributions will be deducted from Brewer’s severance payments. Thereafter, Brewer will be eligible to elect coverage provided under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and to receive a COBRA premium reduction until December 31, 2009 pursuant to the American Recovery and Reinvestment Act of 2009.

          4. STOCK OPTIONS; RESTRICTED SHARES AND PERFORMANCE SHARES. All stock options, restricted shares and performance shares previously available to Brewer will be handled according to the terms and conditions set forth in the relevant plan and award agreements and documents as affecting an employee whose employment is terminated employment on April 9, 2009. In February 2008, 2,778 shares of restricted stock issued to Brewer vested (the “2008 Shares”). The Severance Amount includes and satisfies any obligation that the Company may have to Brewer for any additional tax liability that Brewer may incur resulting from the vesting of the 2008 Shares.
          5. OUTPLACEMENT SERVICES. The Company shall pay the expense of outplacement services for the benefit of Brewer up to a maximum of $15,000.00. The outplacement service will be provided by a vendor chosen by Robbins & Myers.
          6. OTHER BENEFITS. Brewer agrees that the payments and benefits provided under this Agreement are greater than any to which he would otherwise be entitled under Company policies or practices. Brewer also agrees that the payments and benefits provided under this Agreement are all that he will receive from the Company, and that these payments and benefits are in lieu of, and replace, any payments which Brewer might have claimed eligibility for, or entitlement to, under Company policy or practice except for: (a) benefits to which Brewer is entitled under the Robbins & Myers, Inc. Employee Savings Plan; (b) benefits to which Brewer is entitled under Robbins & Myers, Inc. Pension Plan; and (c) any unused 2009 vacation pay. All benefits under the Company’s Executive Supplemental Retirement Plan are forfeited in accordance with the terms of such plan.
          7. RELEASE OF CLAIMS. In consideration of the payments and benefits provided to Brewer under this Agreement, Brewer, on behalf of himself, his heirs, assigns and agents, fully settles, releases, and forever discharges Robbins & Myers, Inc., its groups and affiliates and subsidiaries, and their present and former officers, directors, agents, employees, and all other companies, groups and subsidiaries affiliated with Robbins & Myers, Inc., from any and all claims, demands, liabilities, costs, attorneys’ fees, damages, actions, and causes of action arising out of or related to his employment, his termination from employment with the Company, or the 2008 Shares. This includes, but is not limited to, any and all claims under the following federal statutes and like or similar state or local laws: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Equal Pay Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, and the Family and Medical Leave Act, as well as any other type of employment discrimination, wrongful discharge, retaliation, breach of express or implied contract, promissory estoppel, emotional distress, intentional tort, or personal injury claim. This release covers claims known and unknown to Brewer as of the effective date of this Agreement.
          8. CONFIDENTIAL INFORMATION, NON-COMPETITION AND RETURN OF COMPANY PROPERTY. Brewer agrees that he will remain bound to all obligations of confidentiality to the Company. As a result, Brewer agrees not to disclose any Confidential Information unless he is required by law to do so. Further, Brewer acknowledges the terms of the Code of Business Conduct, and the confidentiality and non-competition provisions in the Executive Officer Change of Control Agreement to which Brewer is a party, and any other confidentiality and non-competition agreements which he has previously executed with the Company, including his obligations under those agreements. If Brewer knowingly violates this paragraph of the Agreement, or any of the referenced agreements, the Company may terminate any benefits provided under this Agreement and seek other relief to which it may be entitled. Brewer agrees that for purposes of this Agreement, “Confidential Information” shall be defined in this Agreement as follows: “Confidential Information” means and includes, but is not limited to, matters of a technical nature such as scientific, trade and engineering secrets, know-how, designs, plans, formulae, processes, inventions, and research and development projects relating to the designing, engineering and manufacturing of the products of the Company, and matters of a business nature, such as cost and pricing data, purchasing, marketing and sales policies and procedures, market analysis, customer lists and strategies and plans for future growth and development, all of which are of a confidential and proprietary nature to the Company, except for any such information which is or becomes known in the public domain.
          Further, Brewer agrees to return to the Company, on or before his termination date, all Company property or copies thereof in his possession, including, but not limited to, any company car, cell phone, pager, computer, printer, fax machine, credit cards, keys, files, records, business plans, and any other property and equipment that he has received or he has in his possession in connection with his employment with the Company.
          9. STATEMENTS. Brewer agrees that he will not make any statements or remarks which are disparaging to, or which have the potential of harming the Company and/or its present and former officers, directors, agents or employees, and that he will not engage in any act or conduct which is, or could be reasonably construed to be, detrimental to the Company’s interests, business, or reputation.
          10. REEMPLOYMENT. In consideration of the payment and benefits provided by this Agreement, Brewer agrees that he will not knowingly seek re-employment and will not be eligible for re-employment with the Company, or any entity connected with, owned or operated by the Company.
          11. COOPERATION. Brewer agrees that upon request of the Company, he shall reasonably assist the Company or any of its direct or indirect subsidiaries in any claims or any litigation brought by or against any of them involving matters occurring during the period of his employment with the Company, including, among other things, being deposed in litigation proceedings. The Company will pay Brewer $150.00 per hour and reimburse Brewer for any reasonable expenses or other costs that he incurs as a result of providing such assistance.
          12. NON-ADMISSION OF LIABILITY. This Agreement does not constitute an admission by Robbins & Myers that it has violated any contract, law or regulation, or in any way infringed Brewer’s rights or privileges. The Company and Brewer make this Agreement in order to end Brewer’s employment on a friendly basis, and to avoid the costs of defending against any legal action, which Brewer might otherwise initiate. Because this Agreement is being offered to Brewer in order to settle and compromise any possible disputed employment or contract claims, it may not be used as evidence for any purpose except where it is alleged that the Agreement itself has been breached in some manner.
          13. SEVERABILITY. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement shall continue in full force and effect and the voided provision shall be amended, if permissible, to the extent necessary to render it valid and enforceable.
          14. GOVERNING LAW. All matters relating to the interpretation, construction, and enforcement of this Agreement shall be governed by and construed according to the laws of the State of Ohio to the extent that those laws are not preempted by the laws of the United States of America.
          15. ACKNOWLEDGMENT. Brewer, in connection with his execution of this Agreement, acknowledges the following:
          (a) that he is waiving all rights and claims that he has or may have under the federal Age Discrimination in Employment Act, as well as any rights or claims that he has or may have under other federal, state, or local laws with regard to discrimination;
          (b) that he has been advised by the Company to consult with an attorney prior to executing this Agreement;
          (c) that he has a period of 21 days in which to consider this Agreement before signing it; and
          (d) that for a period of 7 days following his signing of this Agreement, he may revoke this Agreement, and that this Agreement shall not become effective and enforceable until that 7-day revocation period has expired. Any revocation shall be submitted in writing to the signatory for the Company.
          16. ENTIRE AGREEMENT. The foregoing terms represent the entire agreement between Brewer and the Company and the only consideration for signing this Agreement. No other promises or agreements of any kind have been made between the parties to cause them to sign this Agreement. Brewer states that he has carefully read this Agreement, that he fully understands its terms, that he has had full opportunity to review it with his own legal counsel, that he understands its legal and binding effect, and that he signs this Agreement voluntarily.

Date: April 6, 2009
By:	/s/ Gary L. Brewer
Gary L. Brewer

FOR ROBBINS & MYERS, INC. Date: April 6, 2009
By:	/s/ Peter C. Wallace
Peter C. Wallace, President and CEO

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